Exhibit 21.1

Subsidiaries of the Registrant

The following entities are expected to be subsidiaries of the registrant upon completion of the Spin-Off (as defined in the information statement attached as Exhibit 99.1 to the registration statement of which this Exhibit 21.1 is a part).

Name of Subsidiary	Jurisdiction of Incorporation
[●]	Delaware
FedEx Freight, Inc.	Arkansas
American Freightways, Inc.	Arkansas
FedEx Custom Critical, Inc.	Ohio
FedEx Freight Canada, Corp.	Canada
FedEx Freight de Mexico, S. de R.L. de C.V.	Mexico
Razorback Servicios de Mexico, S. de R.L. de C.V.	Mexico
Viking de Mexico, S.A. de C.V.	Mexico